Exhibit 11(a)

400 Cross Pointe Boulevard // P.O. Box 628 // Evansville, IN 47704-0628 812.428.6500 // fax 812.428.6545 // bkd.com

Independent Auditor’s Consent

We agree to the inclusion in this offering circular of our report dated April 20, 2015, on our audit of the consolidated financial statements of First Light Bancorp.

/s/ BKD, LLP
Evansville, Indiana
September 18, 2015